                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                       VERTEX COMMUNICATIONS CORPORATION
                                       AT
                                $22.00 PER SHARE
                                       BY
                         SIGNAL ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                      TRIPOINT GLOBAL COMMUNICATIONS INC.
--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON THURSDAY, DECEMBER 16, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE BOARD OF DIRECTORS OF VERTEX COMMUNICATIONS CORPORATION (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN).

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Shares (including shares issuable upon exercise of Company Stock Options) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such shareholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such shareholder desires to tender such Shares.

    If a shareholder desires to tender Shares and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, such shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                      THE DEALER MANAGER FOR THE OFFER IS:
                          FIRST UNION SECURITIES, INC.

November 18, 1999

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                       --------
INTRODUCTION.........................................................      1
     1.  Terms of the Offer..........................................      3
     2.  Procedure for Tendering Shares..............................      4
     3.  Withdrawal Rights...........................................      8
     4.  Acceptance for Payment and Payment..........................      8
     5.  Certain Federal Income Tax Consequences.....................      9
     6.  Price Range of the Shares; Dividends on the Shares..........     10
     7.  Effect of the Offer on the Market for the Shares; Continued
         Listing on the NYSE; Exchange Act Registration; Margin
         Regulations.................................................     11
     8.  Certain Information Concerning the Company..................     12
     9.  Certain Information Concerning the Purchaser, Parent and TBG
         Holdings....................................................     14
    10.  Source and Amount of Funds..................................     15
    11.  Contacts and Transactions with the Company; Background of
         the Offer...................................................     15
    12.  Purpose of the Offer, the Merger Agreement; the Shareholder
         Agreement; Plans for the Company............................     16
    13.  Dividends and Distributions.................................     27
    14.  Certain Conditions of the Offer.............................     27
    15.  Certain Legal Matters.......................................     29
    16.  Fees and Expenses...........................................     31
    17.  Miscellaneous...............................................     32
Schedule I--Directors and Executive Officers

To the Holders of Shares of
Vertex Communications Corporation:

                                  INTRODUCTION

    Signal Acquisition Corporation, a Texas corporation (the "Purchaser") and a wholly owned subsidiary of TriPoint Global Communications Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock (the "Common Stock"), par value $.10 per share (the "Shares"), of Vertex Communications Corporation, a Texas corporation (the "Company"), at $22.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of November 11, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held by shareholders who perfect their dissent rights under Texas law, Shares owned by the Company as treasury stock, and Shares owned by Parent or any direct or any indirect wholly owned subsidiary of Parent or of the Company) will be converted into the right to receive the Offer Price in cash (the "Per Share Merger Consideration"), without interest thereon. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to Parent or any wholly-owned subsidiary of Parent, but no such assignment shall relieve the Purchaser of its obligations under the Merger Agreement. The Merger is subject to a number of conditions, including the approval of the Merger Agreement by shareholders of the Company (the "Company Shareholder Approval") if required by applicable law. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Texas Business Corporation Act (the "TBCA"), without prior notice to, or any action by, any other shareholder of the Company. In such event, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other shareholder of the Company. See
Section 12.

    Simultaneously with entering into the Merger Agreement, Parent and the Purchaser entered into a Company Shareholder Agreement (the "Shareholder Agreement") with each member of the Board of Directors of the Company (the "Board") and William L. Anton (collectively the "Principal Shareholders"), pursuant to which each Principal Shareholder has agreed, among other things, to tender all the Shares that he beneficially owns (including Shares issuable upon the exercise of Company Stock Options (as defined below)) at a price per Share equal to the Offer Price. If the Principal Shareholders fail to tender their Shares pursuant to the Offer, or withdraw their Shares prior to expiration of the Offer, Parent will have the option to purchase such Shares at the Offer Price following consummation of the Offer. The Principal Shareholders collectively own approximately 13.1% of all outstanding Shares (assuming the exercise of all Company Stock Options held by the Principal Shareholders).

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through their broker or bank should consult with such institution as to whether there are any fees applicable to a tender of Shares. Parent will pay all fees and expenses of First Union Securities, Inc., which is acting as Dealer Manager (the "Dealer Manager" or "First Union Securities"), First Union National Bank, which is acting as the Depositary (the "Depositary"), and D.F. King & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

    The Board has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders and unanimously recommends that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer. The factors considered by the Board in arriving at its decision to approve the Offer and the Merger and to recommend that shareholders of the Company accept the Offer and tender their Shares are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which also is being mailed to shareholders of the Company.

    The Company's financial advisor, Frost Securities, Inc. ("Frost Securities"), has delivered its opinion to the Board dated November 11, 1999 that, as of such date, and subject to the conditions and limitations set forth therein, the consideration to be received by holders of Shares in the Offer and the Merger is fair, from a financial point of view. Such opinion is set forth in full as an exhibit to the Schedule 14D-9.

    The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of all outstanding Shares on a fully diluted basis (the "Minimum Tender Condition"), (b) any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer having expired or been terminated (the "HSR Act Condition") and (c) the period of time for any applicable review process by the Committee on Foreign Investment in the United States ("CFIUS") under Section 721(a) of the Defense Production Act of 1950, as amended (the "Exon-Florio Act") having expired and CFIUS not having taken any action or made any recommendation to the President of the United States to block or to prevent consummation of the Offer or the Merger (the "Exon-Florio Act Condition"). The Purchaser reserves the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC")) to waive or reduce the Minimum Tender Condition and to elect to purchase, pursuant to the Offer, fewer than the minimum number of Shares necessary to satisfy the Minimum Tender Condition in the event that either
(a) the Company provides the Purchaser with prior written consent to do so or
(b) the failure of the Minimum Tender Condition to be satisfied results from the failure of the Principal Shareholders to validly tender their Shares prior to the expiration of the Offer or from the withdrawal of any of their Shares prior to the expiration of the Offer. As used herein, Shares on a fully diluted basis means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. See Sections 1 and 14.

    The Company has informed the Purchaser that, as of November 11, 1999, there were 5,116,314 Shares outstanding and 702,727 Shares authorized for issuance pursuant to the exercise of outstanding options to purchase Shares ("Company Stock Options"). As a result, as of such date, the Minimum Tender Condition would be satisfied if the Purchaser acquired 2,909,521 Shares.

    Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered, including Shares issuable upon exercise of Company Stock Options (the "Option Shares") prior to the Expiration Date and not theretofore withdrawn in accordance with
Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, December 16, 1999, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

    The Purchaser expressly reserves the right to modify the terms of the Offer, except that without the consent of the Company, the Purchaser shall not
(a) reduce the number of Shares to be subject to the Offer, (b) reduce the Offer Price, (c) modify or add to the conditions to the Offer, (d) waive the Minimum Tender Condition (unless the failure of the Minimum Tender Condition to be satisfied results from the failure of the Principal Shareholders to validly tender their Shares pursuant to the Offer, or from the withdrawal of such Shares) or amend the Offer in any manner materially adverse to the holders of Shares or (e) except as provided in the next paragraph, extend the Offer if all the conditions to the Offer have been satisfied.

    Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (a) if at the scheduled initial or any extended expiration date (whether extended pursuant to this clause (a) or otherwise) of the Offer any of the conditions to the Offer shall not have been satisfied or waived, extend the Offer for up to five business days from such scheduled initial or extended expiration date, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, (c) if at the scheduled initial or any extended expiration date of the Offer all the conditions to the Offer are satisfied and more than 70% but less than 90% of the outstanding Shares on a fully diluted basis have been validly tendered and not withdrawn in the Offer, extend the Offer up to a maximum of 10 additional business days in the aggregate beyond the latest expiration date that would otherwise be permitted under clause (a) or
(b) of this sentence and (d) extend the Offer for any reason for a period of not more than three business days beyond the latest expiration date that would otherwise be permitted under clause (a), (b) or (c) of this sentence.

    Subject to the terms of the Merger Agreement and applicable rules and regulations of the SEC, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, to (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) except as set forth above, amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer.

    If by 12:00 Midnight, New York City time, on Thursday, December 16, 1999 (or any date or time then set as the Expiration Date), any of or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the SEC, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders,
(b) except as set forth above with respect to the Minimum Tender Condition, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or
(d) amend the Offer.

    There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement in accordance with the announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time on the next business day after the previously schedule Expiration Date. Subject to applicable law (including
Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of Shares (whether before or after its acceptance for payment of Shares) or it is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with the terms of the Merger Agreement and Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer), the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 3.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Tender Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, would depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders.

    The Company has provided or will provide the Purchaser with the Company's shareholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

    VALID TENDER. For a shareholder validly to tender Shares (including Option Shares) pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and, except in the case of Option Shares, either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of such delivery, including an Agent's Message (as defined below), must be received by the Depositary), in each case prior to the

Expiration Date or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

    The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book- entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) of Shares (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the

Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

   (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. Under no circumstances will any interest be paid on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing a Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after November 11, 1999. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

    TENDER OF SHARES ISSUABLE UPON EXERCISE OF COMPANY STOCK OPTIONS. Holders of Company Stock Options who wish to tender Shares for which their Company Stock Options are exercisable may do so either (a) by first exercising their Company Stock Options and delivering to the Depositary certificates for Shares being so tendered or (b) by executing a Letter of Transmittal appointing the Depositary as their agent to exercise if, and only if, the Offer is consummated, their Company Stock Options for the number of Option Shares to be tendered indicated in the Letter of Transmittal. In the case of clause (b), only a number of whole Option Shares may be tendered. The Depositary will, in the event the Offer is consummated, pay to the Company for each Option Share tendered pursuant to clause (b) an amount equal to the exercise price of the related exercised Company Stock Option, and pay to the holder of the Company Stock Option tendered pursuant to clause (b) for each such Option Share tendered an amount equal to the Offer Price minus the exercise price of the exercised Company Stock Option. The amount paid to employees pursuant to clause (b) will be reduced by the amount of any wage and employment withholding taxes required to be deducted and withheld under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign law. In any event, such payments for Option Shares tendered upon exercise of such Company Stock Options that are accepted for payment pursuant to the Offer will only be made after the receipt by the Depositary of such Option Shares as described in Section 4. Holders of Company Stock Options who elect to tender Option Shares pursuant to clause (b) above by executing a Letter of Transmittal, in addition to the matters described under "Appointment" above, will irrevocably appoint the Depositary as such holder's agent and attorney-in-fact in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such holder's rights, to exercise the Company Stock Options for the Option Shares being tendered. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Option Shares tendered by a holder of Company Stock Options.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a $50 penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, or a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Withholding, copies of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Sunday, January 16, 2000.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn (or in the case of holders tendering Shares issuable upon the exercise of Company Stock Options, the name of the registered holder of the Company Stock Options that have been tendered for the Shares to be withdrawn), the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 3, promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser in its reasonable discretion, which determination will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its reasonable discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and the Exon-Florio Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer.

    Thyssen-Bornemisza Continuity Trust (the "Trust"), which ultimately controls Parent, has filed a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on Tuesday, November 30, 1999, the 15th day after the day such form was filed, unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from the Trust. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by the Trust with such request. See Section 15.

    The Purchaser and the Company have made a filing under the Exon-Florio Act. The time period for CFIUS to determine whether to undertake an investigation will expire on Wednesday, December 15, 1999, the 30th day following the acceptance of such filing by CFIUS. In the event that CFIUS determines to undertake an investigation, such investigation must be completed within forty-five days after such determination. The President has fifteen days following the presentation by CFIUS of its recommendation to the President in which to suspend or prohibit the proposed acquisition or seek other appropriate relief. See Section 15.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book- entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other holder of Shares pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares (which will include all Shares received and Option Shares tendered upon the exercise of Company Stock Options exercised at such time). Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on the purchase price of any Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with the terms of the Merger Agreement and Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to any wholly-owned subsidiary of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion of certain United States Federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer or the Merger. Except as specifically noted, this discussion applies only to a U.S. Holder.

    A "U.S. Holder" means a holder of Shares that is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein or (iii) an estate or trust, the income of which is subject to United States Federal income taxation regardless of its source. A "Non-U.S. Holder" is a holder of Shares that is not a U.S. Holder.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares purchased pursuant to the Offer (or canceled pursuant to the Merger).

    Gain (or loss) will be capital gain (or loss), assuming that such Shares are held as a capital asset. Capital gains of individuals, estates and trusts generally are subject to a maximum Federal income tax rate of (i) 39.6% if, at the time the Purchaser accepts the Shares for payment (or the Shares are canceled pursuant to the Merger) the shareholder held the Shares for not more than one year and (ii) 20% if the shareholder held such Shares for more than one year at such time. Capital gains of corporations generally are taxed at the Federal income tax rates applicable to corporate ordinary income. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

    A shareholder that tenders Shares pursuant to the Offer or surrenders Shares pursuant to the Merger may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies, under penalties of perjury, that such number is correct (or properly certifies that it is awaiting a TIN) and that such shareholder is not subject to backup withholding, or unless an exemption applies. A shareholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See "--Backup Withholding" under Section 2.

    If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an income tax return.

    The foregoing discussion is not applicable with respect to Shares received pursuant to the exercise of Company Stock Options or otherwise as compensation. It may not be applicable with respect to holders of Shares who are subject to special tax treatment under the Code, such as Non-U.S. Holders, life insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction and persons that have a functional currency other than the U.S. dollar, and may not apply to a holder of Shares in light of individual circumstances. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The Shares have been listed on the NYSE since March 31, 1999 under the symbol "VTX". The Shares were previously quoted on the Nasdaq National Market under the symbol "VTEX".

    The following table sets forth the range of high and low sale prices per Share as reported on the NYSE or the Nasdaq National Market for the fiscal periods indicated.

                                                                PRICE OF SHARES
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR
1998
  First Quarter (ended January 2, 1998).....................  $26.6250   $23.0000
  Second Quarter (ended April 3, 1998)......................   26.6875    24.1250
  Third Quarter (ended July 3, 1998)........................   26.7500    21.0625
  Fourth Quarter (ended September 30, 1998).................   24.0000    18.0000
1999
  First Quarter (ended January 1, 1999).....................  $20.5000   $13.0000
  Second Quarter (ended April 2, 1999)......................   18.3750    14.0000
  Third Quarter (ended July 2, 1999)........................   16.5000    11.8125
  Fourth Quarter (ended September 30, 1999).................   13.8750    10.7500
2000
  First Quarter (through November 16, 1999).................  $21.1250   $11.1875

    On November 11, 1999, the last full trading day before the first public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE was $14.8125 per Share. The Offer Price of $22.00 represents a 48.5% premium over this closing price. On November 17, 1999, the last full trading day before the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $20.9375 per Share.

    The Purchaser has been advised by the Company that the Company has never paid any cash dividends on the Shares.

    Shareholders are urged to obtain current market quotations for the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; CONTINUED LISTING ON THE NYSE; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    MARKET FOR SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    CONTINUED LISTING ON THE NYSE. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the record holders of at least 100 Shares were to fall below 1,200 and the average monthly trading volume of the Shares were to fall below 100,000, or the number of publicly held Shares (exclusive of management or other concentrated holdings) were to fall below 600,000 and the aggregate market value of publicly held Shares were to not exceed $8,000,000. According to the Company, as of November 11, 1999, there were approximately 2,700 holders of record of Shares and there were 5,116,314 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the Shares are no longer listed, the market for Shares would be adversely affected.

    In the event that the Shares no longer meet the requirements of the NYSE for continued listing, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If public quotation and registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be quoted and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, the Company is a Texas corporation which designs, develops, manufactures and supports an extensive line of precision products for satellite and deep space communications applications. These products include sophisticated earth station antennas ranging in size from 1.2 to 34 meters in diameter (which operate in various relevant frequency bands, including L-, C-, X-, Ku-, and Ka-bands, and are available for commercial and military applications), integrated communications network systems, and optical and radio telescopes. The Company also manufactures state-of-the-art control systems designed to manage and monitor the operation, guidance, tracking, and telemetry capabilities of communications network systems as well as individual antennas, related electronic components used to amplify radio frequency signals, and precision waveguide components for application as component parts of communications systems. The Company also provides custom engineering, turnkey field installation, site testing and after-sale maintenance services, and spare and replacement parts in support of its products.

    Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries. The information for the fiscal years ended September 30, 1997 and 1998 is excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998. The information for the fiscal year ended September 30, 1999 is unaudited and was provided by the Company. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                       VERTEX COMMUNICATIONS CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED SEPTEMBER 30,
                                                              ---------------------------------
                                                                 1999         1998       1997
                                                              -----------   --------   --------
                                                              (UNAUDITED)
Sales.......................................................    $116,936    $130,017   $ 92,433
Cost of sales...............................................      93,321      92,772     65,785
Research and development....................................       6,600       5,968      3,775
Marketing...................................................      10,496       6,915      5,050
General and administrative..................................      10,567      10,916      7,992
Impairment of goodwill......................................       4,800          --         --
Operating income (loss).....................................      (8,848)     13,446      9,831
Net income (loss)...........................................      (6,721)     10,086      7,175
Net income (loss) per common share--basic...................       (1.32)       1.98       1.54
Net income (loss) per common share--diluted.................       (1.32)       1.90       1.47
Total assets................................................     103,131     110,771    100,493
Total liabilities...........................................      26,499      26,561     27,003
Total shareholders' equity..................................      76,632      84,210     73,490

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10049 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information may be found on the SEC's web site address, http://www.sec.gov.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, none of the Purchaser or Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

    CERTAIN COMPANY PROJECTIONS. During the course of discussions between representatives of Parent and the Company, the Company provided Parent or its representatives with certain non-public business and financial information about the Company. This information included a projected net income for the Company of $4.2 million in fiscal year 2000.

    The Company has advised the Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company's internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The projections were based on a number of assumptions that are beyond the control of the Company, the Purchaser or Parent or their respective financial advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. None of the Purchaser or Parent or their respective financial advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, the Purchaser or Parent or any other person who received such information considers it an accurate prediction of future events. None of the Company, the Purchaser or Parent intends to update, revise or correct such projections if they become inaccurate (even in the short term).

9. CERTAIN INFORMATION CONCERNING THE PURCHASER, PARENT AND TBG HOLDINGS

    The Purchaser, a Texas corporation, was recently incorporated for the purpose of acting as an acquisition vehicle. It has not conducted any unrelated activities since its incorporation. The principal executive office of the Purchaser is located at 565 Fifth Avenue, 17th Floor, New York, NY 10017. All outstanding shares of common stock of Purchaser are owned by Parent.

    The principal executive office of Parent, a Delaware corporation, is located at 565 Fifth Avenue, 17th Floor, New York, NY 10017. Parent is a leading global supplier of satellite and wireless communications products and services for video, voice and data. The company is comprised of three groups: RSI, Prodelin and CSA Wireless Communications. RSI offers a full range of earth station and base station communications products and services. Prodelin offers VSAT satellite antennae. CSA Wireless Communications offers wireless antenna products. TBG Holdings indirectly owns 80% of the outstanding shares of common stock of Parent.

    The principal office of TBG Holdings, a Netherlands Antilles corporation, is located at 17 Theaterstraat, Curacao, Netherlands Antilles. The principal business of TBG Holdings is holding operating companies, management companies and investment companies worldwide. Thyssen-Bornemisza Continuity Trust, a Bermuda trust, is the sole shareholder of TBG Holdings and ultimately controls Parent.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Parent and TBG Holdings are set forth in
Schedule I hereto.

    TBG Holdings, through its subsidiaries Thybo Gamma Ltd. and Vulcan Securities Limited, both Bermuda corporations, beneficially owns 157,100 Shares, none of which were acquired during the past 60 days. Except as described in this Offer to Purchase, none of the Purchaser, Parent or TBG Holdings (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. See Section 11.

    Except as described in this Offer to Purchase, (a) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (b) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

    Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capability of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

10. SOURCE AND AMOUNT OF FUNDS

    The Purchaser estimates that the amount of funds required to purchase all outstanding Shares pursuant to the Offer, to pay cash to holders of Stock Options pursuant to the Merger Agreement and to pay fees and expenses related to the Offer will be approximately $129 million. The Purchaser will obtain such funds directly or indirectly from Parent. Such funds will be obtained by Parent from existing cash resources or from borrowings pursuant to the Credit Facility dated as of June 25, 1998 (the "Credit Facility Agreement") among Parent, certain of its subsidiaries, First Union National Bank and certain other financial institutions. Parent expects that the Credit Facility Agreement will be amended in connection with the Merger although the terms of such amendment have not yet been negotiated.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

    On January 8, 1997, Jack Haegele, the Chief Executive Officer and a director of Parent, met with J. Rex Vardeman, Chairman of the Board, President and Chief Executive Officer of the Company, in Kilgore, Texas to discuss a possible acquisition of the Company by Parent. This meeting was followed by a phone call by Mr. Haegele on January 24, 1997 to further discuss this matter.

    No further discussions between the Company and Parent regarding a possible acquisition occurred until April 19, 1999, Mr. Haegele and Mr. Vardeman met again in Las Vegas, Nevada to discuss the possible acquisition of the Company by Parent.

    On August 25, 1999, Mr. Haegele and Gary Kanipe, President of RSI Products Inc., a subsidiary of Parent, met with Mr. Vardeman in Dallas, Texas to make a proposal to acquire the Company and to discuss a price range for the transaction.

    On September 28, 1999, the Company entered into a confidentiality agreement with Parent. Parent then began its due diligence review of the Company's business and financial condition. Concurrently with its due diligence review, Parent engaged in various discussions and meetings with management and employees of the Company, its counsel and Frost Securities to negotiate the terms of the Merger Agreement and the Shareholder Agreement. Parent's counsel provided an initial draft of the proposed merger agreement to the Company's counsel on October 14, 1999.

    The Supervisory Board of TBG Holdings unanimously approved the proposed transaction at a meeting on October 8, 1999. The Board of Directors of Parent approved the proposed transaction by unanimous written consent on the same day. These approvals were subject to the satisfactory completion of Parent's due diligence review of the Company and negotiation of definitive agreements.

    On November 4, 1999, the Board met to discuss the proposed Merger. On November 4, 1999, Frost Securities made a presentation to the Board regarding the fairness from a financial point of view of the proposed per Share consideration to be received by holders of Shares in the Offer and the Merger and counsel to the Company explained in detail the terms of the current draft of the merger agreement and the shareholder agreement. On November 10, 1999, Parent completed its due diligence review of the Company and informed representatives of the Company that Parent was willing to proceed with the transaction at a price of $22.00 per Share. On November 11, 1999 Frost Securities delivered its opinion to the Board that, as of such date, and subject to the conditions and limitations set forth therein, the consideration to be received by holders of Shares in the Offer and the Merger is fair, from a financial point of view. On November 11, 1999, the Board of Directors of the Company unanimously approved the Merger Agreement, the Shareholder Agreement, the Offer and the Merger.

    The parties executed and delivered the Merger Agreement and the Shareholder Agreement on the evening of November 11, 1999 and publicly announced the transaction before the NYSE opened for trading on the morning of November 12, 1999.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE SHAREHOLDER AGREEMENT; PLANS FOR THE COMPANY

    PURPOSE. The purpose of the Offer is to acquire control of and the entire equity interest in the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

    THE MERGER AGREEMENT. The Merger Agreement provides that following the satisfaction of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each outstanding Share (other than Shares held by shareholders who perfect their dissent rights under Texas law, Shares owned by the Company as treasury stock and Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company) will be converted into the right to receive the Per Share Merger Consideration, without interest.

    (1) VOTE REQUIRED TO APPROVE MERGER. The TBCA requires, among other things, that the adoption of any plan of merger or consolidation of the Company be approved by the Board and generally by two-thirds of the holders of the Company's outstanding voting securities. Article 2.28D of the TCBA, however, provides that a corporation's articles of incorporation may provide that the act of the shareholders on any matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the TBCA shall be the affirmative vote of the holders of a specified portion, but not less than a majority of the shares entitled to vote on the matter, rather than the affirmative vote otherwise required by the TBCA. Under the Company's articles of incorporation, however, only a majority vote is required to approve the Merger. The Board has approved the Offer and the Merger. Consequently, the only additional action of the Company necessary to effect the Merger is approval by such shareholders if the "short-form" merger procedure described below is not available. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Tender Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other shareholder of the Company. However, Article 5.16 of the TBCA also provides that if a purchaser owns at least 90% of each class of outstanding shares (pursuant to the Offer or otherwise), the purchaser, by action of the board of directors of the purchaser and without the action or vote by the shareholders of either corporation, can effect a short-form merger with the target company. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other shareholder of the Company.

    (2) CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THE MERGER AGREEMENT. The respective obligations of each party to effect the Merger under the Merger Agreement is subject to the satisfaction at or prior to the

Closing Date of the following conditions, any or all of which may be waived by Parent and the Purchaser, in whole or in part, to the extent permitted by applicable law: (a) the Merger Agreement shall have been approved by the requisite vote of the shareholders of the Company, if required by applicable law; (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and the period of time for any applicable review process by CFIUS under the Exon-Florio Act shall have expired and CFIUS shall not have taken any action or made any recommendation to the President of the United States to block or prevent the consummation of the Offer or the Merger; (c) any consents, approvals and filings under any foreign antitrust Law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made; (d) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and any party asserting this condition shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered; and (e) the Purchaser shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED that this condition shall be deemed satisfied with respect to the obligation of the Purchaser and Parent to effect the Merger if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the Merger Agreement.

    (3) TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time (notwithstanding approval of the Merger by the shareholders of the Company) prior to the Effective Time provided that if the Shares are accepted for payment pursuant to the Offer, neither Parent nor the Purchaser may terminate this Agreement or abandon the Merger except pursuant to the following clause (a),
(b)(i) or (b)(iii): (a) by mutual written consent of Parent, the Purchaser and the Company; (b) by either the Parent or the Company (i) if any court of competent jurisdiction or other governmental authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree or ruling or other action shall have become nonappealable; (ii) if (A) as a result of the failure of any of the conditions to the Offer, (1) the Purchaser shall have failed to commence the Offer within 20 days following the date of the Merger Agreement or
(2) the Offer shall have terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer or
(B) Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to March 11, 2000 (the "Termination Date"), PROVIDED that the right to terminate pursuant to clause (b)(ii) shall not be available (x) to the Company as a result of the occurrence of any event set forth in paragraph (d) under Section 14 or (y) to any party whose failure to fulfill any of its obligations under the Merger Agreement or the Shareholder Agreement (each a "Transaction Agreement" and together the "Transaction Agreements") results in the failure of any condition set forth in Section 14 or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty of such party contained in any Transaction Agreement; or (iii) if, upon a vote at a duly held meeting to obtain the Company Shareholder Approval, such approval is not obtained, PROVIDED, HOWEVER, that the Merger Agreement may not be terminated by Parent pursuant to this clause (b)(iii) if Parent does not cause all Company Shares acquired pursuant to the Offer or otherwise owned by the Purchaser or any other subsidiary of Parent to be voted in favor of the Merger Agreement; (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 14 and (ii) cannot be or has not been cured within 30 days after written notice to the Company of such breach; (d) by Parent or the Purchaser if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Section 14; or (e) by the Company if the Board withdraws or modifies its approval or recommendation of the Transaction Agreements, the Offer or the Merger in the circumstances described below under the caption "Company Takeover Proposals"; PROVIDED that, in order for termination pursuant to this clause (e) to be deemed effective, the Company shall have complied with all of its obligations as described below under "Company Takeover Proposals", including the notice provisions therein, and with all applicable requirements described below under "Fees and Expenses", including payment of the Termination Fee.

    (4) COMPANY TAKEOVER PROPOSALS. Pursuant to the Merger Agreement, the Company was required to, and to cause its Representatives (as defined below) to, cease immediately all current discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal (as defined below). Further, the Company has agreed that it will not, and will not authorize or permit any of its subsidiaries, or any officer, director, employee, investment banker, financial advisor, attorney, accountant or other advisor or representative (collectively, "Representatives") of the Company or any of its subsidiaries to, (i) directly or indirectly solicit, initiate or encourage the submission of any Company Takeover Proposal,
(ii) enter into any agreement with respect to any Company Takeover Proposal or
(iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; PROVIDED, HOWEVER, that prior to the earlier to occur of acceptance for payment of Shares pursuant to the Offer and approval of the Merger Agreement by the Company's shareholders, the Company may, to the extent that a failure to do so would violate the fiduciary obligations of the Company Board under applicable law, as determined in good faith by a majority of the Disinterested Directors (as defined below) based on the advice of outside counsel, in response to a Superior Company Proposal (as defined below) that was not solicited by the Company or its Representatives and that did not otherwise result from a breach or a deemed breach of this provision, and subject to compliance with the notice requirements described below, (x) furnish information with respect to the Company to the person making such Superior Company Proposal pursuant to a confidentiality agreement not less restrictive of the other party than the confidentiality agreement between the Company and Parent and (y) participate in discussions or negotiations regarding such Superior Company Proposal. "Disinterested Director" means, with respect to any Company Takeover Proposal, any member of the Company Board that is not an affiliate or Representative of the person making such Company Takeover Proposal. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any subsidiary of the Company, whether or not such person is purporting to act on behalf of the Company or any subsidiary of the Company or otherwise, would be deemed to be a breach of the Merger Agreement by the Company.

    The Merger Agreement provides further that, except as described below, neither the Company, nor the Board nor any committee thereof shall (a) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Company Board or any such committee of the Transaction Agreements, the Offer or the Merger,
(b) approve or cause the Company or any subsidiary of the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each, an "Acquisition Agreement") relating to any Company Takeover Proposal or (c) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to the earlier to occur of acceptance for payment of Shares pursuant to the Offer and approval of the Merger Agreement by the shareholders of the Company, the Board receives a Superior Company Proposal which was not solicited by the Company and which did not otherwise result from a breach of the non-solicitation provisions of the Merger Agreement, and the Board determines in good faith, based on the advice of outside counsel, that the failure to do so would violate its fiduciary obligations under applicable law, the Board may withdraw or modify its approval or recommendation of the Transaction Agreements, the Offer or the Merger; PROVIDED that such determination shall be made at a time that is after the third business day following the receipt by Parent of written notice advising Parent that the Board is prepared to accept a Superior Company Proposal, specifying the material terms and conditions of such Superior Company Proposal and identifying the person making such Superior Company Proposal.

    In addition, under the Merger Agreement, the Company has agreed to promptly advise Parent, orally and in writing, of any Company Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal (including any change to the terms of any such Company Takeover Proposal or inquiry) and the identity of the person making any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status of any such Company Takeover Proposal or inquiry (including any change to the terms of any such Company Takeover Proposal or inquiry) and (ii) provide to Parent copies of all correspondence and other written material sent or provided by any third party to the Company, or by the Company to any third party, in connection with any Company Takeover Proposal, as soon as practicable after receipt or delivery thereof.

    The Merger Agreement provides that the provisions described above will not prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, based on the advice of outside counsel, failure so to disclose would constitute a violation of applicable law; PROVIDED, HOWEVER, that neither the Company, nor the Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Transaction Agreements, the Offer or the Merger (unless it is permitted to do so as described above) or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

    "Company Takeover Proposal" means any inquiry, proposal or offer for (a) a merger, consolidation, dissolution, recapitalization, liquidation or other business combination involving the Company or any subsidiary of the Company,
(b) the acquisition by any person in any manner, directly or indirectly, of a number of shares of any class of equity securities of the Company or any subsidiary of the Company equal to or greater than 20% of the number of such shares outstanding before such acquisition or (c) the acquisition by any person in any manner, directly or indirectly, of assets that constitute 20% or more of the net revenues, net income or assets of the Company or any subsidiary of the Company, in each case other than the Offer, the Merger and the other transactions contemplated by the Transaction Agreements (the "Transactions") and other than the sale of Vertex Satcom Systems, Inc., a subsidiary of the Company, on terms approved by Parent (the "Satcom Sale") (the transactions referred to in clauses (a), (b) and (c) being referred to herein as "Company Takeover Transactions").

    "Superior Company Proposal" means any bona fide proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, merger, consolidation, liquidation or dissolution, recapitalization, sale of all or substantially all its assets or otherwise, (a) on terms which the Board determines in its good faith judgment to be superior from a financial point of view to the holders of Shares than the Transactions (based on the written opinion, with only customary qualifications, of the Company's independent financial advisor, which has been provided to Parent), taking into account all the terms and conditions of such proposal, the Transaction Agreements and any proposal by Parent to amend the terms of the Transactions, (b) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board, is reasonably capable of being obtained by such third party and (c) for which, in the good faith judgment of the Board, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained.

    (5) FEES AND EXPENSES. Except with respect to the circumstances described below, the Merger Agreement provides that each of Parent, the Purchaser and the Company will bear its own fees and expenses in connection with the Merger Agreement regardless of whether the Merger is consummated.

    The Merger Agreement provides that in the event that (i) (A) a Company Takeover Proposal shall have been made known to the Company or shall have been made directly to its shareholders or any person shall have announced an intention (whether or not conditional) to make a Company Takeover Proposal,
(B) thereafter the Merger Agreement is terminated as a result of the failure of the conditions to the Offer, the failure to receive the Company Shareholder Approval or an uncured material breach by the Company and (C) within 12 months after such termination a Company Takeover Transaction is consummated or the Company (or one or more of the Company's subsidiaries representing in the aggregate 20% or more of the net revenues, net income or the assets of the Company and the Company's subsidiaries taken as a whole), enters into an Acquisition Agreement with respect to, approves or recommends a Company Takeover Transaction or (ii) the Merger Agreement is terminated by the Company after receiving a Superior Company Proposal as described above or by Parent or the Purchaser as a result of the failure of the conditions set forth in paragraph (d) of Section 14, then the Company must promptly, but in no event later than, in the case of clause (i), the date of the earliest to occur of such consummation, approval, or recommendation of a Company Takeover Transaction or the entering into of such Acquisition Agreement, or in the case of clause (ii), the date of such termination, pay to Parent a fee equal to $3.84 million (the "Termination Fee"), payable by wire transfer of same day funds. If the Company is required to pay to Parent a fee pursuant to either of the above clauses, the Company will also reimburse Parent and the Purchaser for all their out-of-pocket expenses actually incurred in connection with the Transaction Agreements, the Offer, the Merger and the other Transactions in an amount not to exceed $640,000. Such reimbursement shall be paid upon demand following termination of the Merger Agreement. The payment of any amounts due pursuant to this provision do not constitute the exclusive remedy of Parent and the Purchaser under the Transaction Agreements. Without limiting the generality of the foregoing, in the event of a breach or deemed breach by the Company of the no solicitation provisions of the Merger Agreement, Parent and the Purchaser will be entitled to the other remedies contained in the Merger Agreement, including an injunction, and all other remedies available at law or in equity to which Parent and the Purchaser are entitled.

    (6) CONDUCT OF BUSINESS OF THE COMPANY. Pursuant to the Merger Agreement, the Company has agreed that from the date of the Merger Agreement to the Effective Time, unless otherwise expressly permitted by the Merger Agreement or agreed to in writing by Parent, it will and will cause each of its subsidiaries to: (a) conduct its business diligently and in the usual, regular and ordinary course of business and in substantially the same manner as previously conducted;
(b) use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers and others having business dealings with it; (c) maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted, consistent with past practices; and (d) maintain in full force and effect current insurance policies or other comparable insurance coverage with respect to the assets and potential liabilities thereof.

    (7) PROHIBITED ACTIONS BY THE COMPANY. Under the Merger Agreement, the Company has agreed that, except as expressly permitted by the Merger Agreement or otherwise agreed to in writing by Parent, from the date of the Merger Agreement until the Effective Time, it will not, and will not permit any of its subsidiaries to, make any material change in personnel, operations or finance, or do any of the following without the prior written consent of Parent: (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent,
(B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than pursuant to the provisions of the Merger Agreement relating to Company Stock Options and the TIW Systems, Inc. Stock Bonus Plan; (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (A) any shares of its capital stock,
(B) any voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date of the Merger Agreement and in accordance with their present terms; (iii) amend the Company charter, the Company by-laws or other comparable charter or organizational documents other than pursuant to the Merger Agreement; (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, company, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets that, individually, are in excess of $100,000 or, in the aggregate, are in excess of $300,000, except purchases of inventory in the ordinary course of business consistent with past practice; (v) (A) grant to any officer or director of the Company or any subsidiary of the Company any increase in compensation, except in the ordinary course of business consistent with past practice or to the extent required under employment agreements filed as exhibits to documents filed by the Company with the SEC and publicly available prior to the date of the Merger Agreement (the "Filed Company SEC Documents"), (B) grant to any employee, officer or director of the Company or any subsidiary of the Company any increase in severance or termination pay, except to the extent required under any agreement filed as an exhibit to the Filed Company SEC Documents,
(C) establish, adopt, enter into or amend any Company benefit agreement,
(D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company benefit plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Company benefit plan or Company benefit agreement, other than pursuant to the provisions of the Merger Agreement relating to Company Stock Options and the TIW Systems, Inc. Stock Bonus Plan;
(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in generally accepted accounting principles; (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, except (A) sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice and (B) the Satcom Sale; (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any subsidiary of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company; (ix) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $100,000 or, in the aggregate, are in excess of $300,000 in any calendar quarter; (x) make or change any material tax election or settle or compromise any material tax liability or refund; (xi) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the unaudited financial statements of the Company for its fiscal year ended September 30, 1999 (the "1999 Company Financial Statements") or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any indebtedness that is material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, or waive any claims or rights of substantial value or
(C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any subsidiary of the Company is a party; (xii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than for the liquidation of any subsidiary of the Company into the Company; (xiii) make or renew, extend, amend, modify, or waive any material provisions of any contract or commitment or relinquish or waive any material contract rights or agree to the termination of any material contract, except in the ordinary course of business consistent with prior practice;
(xiv) institute, settle, or agree to settle any action or proceeding pending before any court or other governmental entity; or (xv) authorize, or commit or agree to take, any of the foregoing actions.

    (8) DIRECTORS. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the Board as will give the Purchaser, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of Parent bears to (ii) the number of such Shares outstanding, and the Company will, at such time, cause the Purchaser's designees to be so elected; PROVIDED that in the event that the Purchaser's designees are appointed or elected to the Board, until the Effective Time the Board will have at least two directors who were directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"); and PROVIDED FURTHER that in such event, if the number of Independent Directors is reduced below two for any reason whatsoever, the remaining Independent Director will be entitled to designate a person to fill such vacancy who will be deemed to be an Independent Director or, if no Independent Directors then remain, the other directors will designate two persons to fill such vacancies who are not current or former officers, shareholders or affiliates of the Company, Parent or the Purchaser, and such persons will be deemed to be Independent Directors. Subject to applicable law, the Company will take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company will make such mailing with the mailing of the Schedule 14D-9 (provided that the Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to the Purchaser's designees). In connection with the foregoing, the Company will promptly, at the option of the Purchaser, either increase the size of the Board or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Board as provided above.

    (9) STOCK OPTIONS. The Merger Agreement provides that, as soon as practicable following the date of the Merger Agreement, the Board (or, if appropriate, any committee administering the Company Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company Stock Options and all outstanding Company SARs (as defined below) to provide that (i) each outstanding Company Stock Option may be exercised, whether or not such Company Stock Option is vested, immediately prior to the acceptance for payment of Shares pursuant to the Offer, contingent on and subject to the consummation of the Offer, PROVIDED that the Shares issued upon such exercise are tendered into the Offer and not withdrawn and (ii) each Company Stock Option and Company SAR outstanding that is not exercised prior to the acceptance for payment of Shares pursuant to the Offer shall be canceled effective immediately prior to the acceptance for payment of Shares pursuant to the Offer with the holder thereof becoming entitled to receive an amount of cash equal to the product of (x) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Share subject to such Company Stock Option or Company SAR, multiplied by
(y) the number of Shares issuable pursuant to the unexercised portion of such Company Stock Option or Company SAR; PROVIDED, HOWEVER, that no cash payment will be made with respect to any Company SAR that is related to a Company Stock Option in respect of which such a cash payment is made. All amounts payable pursuant to this paragraph will be subject to any required withholding of taxes or proof of eligibility of exemption therefrom and will be paid at or as soon as practicable following the Effective Time, but in any event within one business day following the Effective Time, without interest.

    The Company will use its best efforts to obtain all consents of the holders of the Company Stock Options if such consents are determined to be necessary to effectuate the foregoing as mutually agreed by Parent and the Company. The cancelation of a Company Stock Option in exchange for the cash payment described in the preceding paragraph will be deemed a release of any and all rights the holder of such Company Stock Option had or may have had in respect thereof, and any necessary consents from all such holders shall so provide. Notwithstanding anything to the contrary contained in the Merger Agreement, payment shall, at Parent's request, be withheld in respect of any Company Stock Option until all necessary consents are obtained.

    As soon as practicable following the date of the Merger Agreement, the Board (or, if appropriate, any committee administering the Company Stock Plans) will take or cause to be taken such actions as are required to cause (x) the Company Stock Plans to terminate as of the Effective Time and (y) the provisions in any other Company benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to be deleted as of the Effective Time. The Company will ensure that following the Effective Time no holder of a Company Stock Option or Company SAR or any participant in any Company Stock Plan or other Company benefit plan will have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

    The Company will take or cause to be taken all actions required to cause the TIW Systems, Inc. Stock Bonus Plan to be amended as of immediately prior to the Effective Time to provide that, in the event the Company Common Stock ceases to be readily tradable (within the meaning of Q/A-2(d)(1)(iv)(A) of Treas. Reg.
Section 1.411(d)-4), distributions of benefits under such plan will be in the form of cash; PROVIDED that the foregoing will not apply in the event that prior to the Effective Time (i) such plan has received a favorable determination letter from the Internal Revenue Service in respect of the termination of the plan, (ii) such plan has been terminated and (iii) all benefits payable under such plan have been paid in full to each plan participant and beneficiary entitled to receive benefits in respect of the termination of such plan.

    "Company Stock Option" means any option to purchase Common Stock granted under any Company Stock Plan.

    "Company SAR" means any stock appreciation right linked to the price of Common Stock and granted under any Company Stock Plan.

    "Company Stock Plans" means the Company's 1995 Stock Compensation Plan, the Company's Stock Option Plan for Key Employees, the Company's Non-Employee Directors Stock Option Plan and the Company's Outside Directors Stock Option Plan, in each case as amended from time to time.

    (10) INDEMNIFICATION OF DIRECTORS AND OFFICERS. (a) For six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) will honor all the Company's obligations to indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries and certain other individuals (each an "Indemnified Party") against losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation, which consent shall not unreasonably be withheld) arising out of actions or omissions occurring at or prior to the Effective Time ("Losses") to the extent such obligations of the Company exist under the TBCA, the terms of the Company charter or the Company by-laws, in each case as in effect on the date of the Merger Agreement, or under any indemnification agreement between the Company or any subsidiary of the Company, as applicable, and the Indemnified Party that has been filed as an exhibit to the Filed Company SEC Documents or that has been previously identified and delivered to Parent; PROVIDED that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this paragraph. The provisions described in this paragraph are (i) intended to be for the benefit of, and to be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and
(ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    (11) REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Transaction Agreements or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements; PROVIDED, HOWEVER, that Parent will not be required to consent to any action described in paragraph (a) of Section 14. In connection with and without limiting the foregoing, the Company and the Board will (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or the Transaction Agreements, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transaction Agreements, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions and (iii) cooperate with Parent and the Purchaser in the arrangements for obtaining the financing required to consummate the Offer and the Merger, and to pay related fees and expenses. Nothing in the Merger Agreement will require Parent to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any asset or collection of assets of the Company, Parent or any of their respective subsidiaries or affiliates. Notwithstanding the foregoing, the Company is not prohibited from taking any action permitted by the non-solicitation provisions of the Merger Agreement described under "Company Takeover Proposals" above.

    (12) DIRECTORS AND OFFICERS. The directors of the Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

    (13) REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties.

    (14)  PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR
WAIVER. Termination or amendment of, or extensions or waivers under, the Merger Agreement, in order to be effective, require in the case of Parent, the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. In the event the Purchaser's designees are elected to the Board as described above, after such election and prior to the Effective Time, (i) the affirmative vote of a majority of the Independent Directors will be required in addition to any required approval by the full Board to (A) amend or terminate the Merger Agreement on behalf of the Company, (B) waive any of the Company's rights, benefits or remedies under the Merger Agreement or (C) extend the time for performance of the Purchaser's obligations under the Merger Agreement and (ii) the Independent Directors will have the power, acting together, to exercise any right of the Company under the Merger Agreement that the Company otherwise fails to exercise to the extent that the failure to exercise such right would materially adversely affect the holders of Shares other than Parent, the Purchaser and their respective subsidiaries and affiliates.

THE SHAREHOLDER AGREEMENT.

    Pursuant to the Shareholder Agreement, each Principal Shareholder has agreed, among other things, to tender all the Shares that he owns (or has the right to acquire upon the exercise of Company Stock Options) pursuant to the Offer. In addition, each Principal Shareholder has granted the Purchaser an option to purchase all his Shares at a price per Share equal to the Offer Price in the event that such Principal Shareholder fails to tender such Shares pursuant to the Offer, or withdraws such Shares prior to expiration of the Offer. The Shareholder Agreement and all rights and obligations of the parties to the Shareholder Agreement will terminate on the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms.

    Each Principal Shareholder severally has agreed that prior to the termination of the Shareholder Agreement, except as otherwise provided therein:
(a) such Principal Shareholder will not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of such Principal Shareholder's Shares to any person other than pursuant to the Offer and the Merger, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to such Principal Shareholder's Shares or (iii) commit or agree to take any of the foregoing actions, (b) until the Merger is consummated or the Merger Agreement is terminated, such Principal Shareholder will not, nor will such Principal Shareholder permit any investment banker, attorney or other advisor or representative of such Principal Shareholder to (i) directly or indirectly solicit, initiate or encourage the submission of any Company Takeover Proposal,
(ii) enter into any agreement with respect to any Company Takeover Proposal or
(iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Company Takeover Proposal; PROVIDED, HOWEVER, that the Principal Shareholder may furnish information with respect to the Company to a person and participate in discussions or negotiations with such person regarding a Superior Company Proposal if at such time the Company is permitted to furnish information and engage in discussions or negotiations with, and is actually furnishing information to and engaging in discussions or negotiations with, such person regarding such Superior Company Proposal pursuant to the nonsolicitation provisions of the Merger Agreement, (c) at any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, such Principal Shareholder will, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted) such Principal Shareholder's Shares in favor of the Merger Agreement and (d) at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which such Principal Shareholder's vote, consent or other approval is sought, such Principal Shareholder will vote (or cause to be voted) such Principal Shareholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Company Takeover Proposal and (iii) any amendment of the Company's charter or bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, delay or nullify the Offer, the Merger, the Merger Agreement or any of the other Transaction or change in any manner the voting rights of any class of capital stock of the Company. The Shareholder Agreement provides that each Principal Shareholder executed the Shareholder Agreement solely in his or her capacity as the record holder and beneficial owner of such Principal Shareholder's Shares and nothing therein shall limit or affect any actions taken by a Principal Shareholder in his capacity as an officer or director of the Company or any subsidiary of the Company to the extent specifically permitted by the Merger Agreement.

    Under the Shareholder Agreement each Principal Shareholder has, subject to termination of the Shareholder Agreement, irrevocably granted to, and appointed, Parent, Stephen Green and Jack Haegele, or any of them, and any individual designated by any of them, and each of them, such Principal

Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Principal Shareholder, to vote such Principal Shareholder's Shares, or grant a consent or approval in respect of such Shares, in the manner specified above.

    THE CONFIDENTIALITY AGREEMENT. Pursuant to the Confidentiality Agreement dated September 28, 1999, between the Company and Parent (the "Confidentiality Agreement"), the Company and Parent agreed to keep confidential certain information exchanged between such parties. The Confidentiality Agreement also contains customary standstill provisions. The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

    DISSENT RIGHTS. Holders of Shares do not have dissenters' rights as a result of the Offer alone. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Articles 5.11, 5.12, 5.13 and 5.16 of the TBCA to dissent from the Merger Agreement and to demand payment in cash of the fair value of their Shares. If the statutory procedures are complied with, such rights can lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their shares. Any such judicial determination of the fair value of Shares, in the case where the proposed corporate action is submitted to a vote of the shareholders, will be the value of the Shares as of the day immediately preceding the Shareholder meeting, excluding any appreciation or depreciation in anticipation of the proposed action. In the case where the proposed corporate action is approved without a meeting, the fair value of the Shares will be the value of the Shares as of the date the written consent authorizing the action was delivered to the Company, excluding any appreciation or depreciation in anticipation of the action.

    If any holder of Shares who demands appraisal under the TBCA fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the TBCA, the Shares of such holder will be converted into the Per Share Merger Consideration in accordance with the Merger Agreement.

    The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the TBCA and is qualified in its entirety by the full text of Articles 5.11, 5.12, 5.13 and 5.16 of the TBCA.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY ARTICLES 5.11, 5.12, 5.13 AND 5.16 OF THE TBCA FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    GOING PRIVATE TRANSACTIONS. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger.

    PLANS FOR THE COMPANY. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization, management or dividend policy.

    Except as otherwise described in this Offer to Purchase, none of the Purchaser, Parent or TBG Holdings have any current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13. DIVIDENDS AND DISTRIBUTIONS

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the following actions without the prior written consent of
Parent: (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary of the Company or any other securities or (iv) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (a) any shares of its capital stock, (b) other voting securities, (c) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (d) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than pursuant to the provisions of the Merger Agreement relating to Company Stock Options and the TIW Systems, Inc. Stock Bonus Plan. Nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

    If, on or after November 11, 1999, the Company should take any of the actions described in clause (ii), (iii) or (iv) in the above paragraph, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after November 11, 1999, the Company should declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation or transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the outstanding Shares on a fully diluted basis, (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated and (iii) the period of time for any applicable review process by CFIUS under the Exon-Florio Act shall have expired and CFIUS shall not have taken any action or made any recommendation to the President of the United States to block or prevent the consummation of the Offer or the Merger. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to commence the Offer, accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, (x) with the consent of the Company or (y) without the consent of the Company if, at any time on or after the date of the Merger Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

        (a) there shall be pending or threatened any suit, action or proceeding by any Governmental Entity (as defined in the Merger Agreement), or by any other person that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or the Purchaser of any Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other Transaction, or seeking to obtain from the Company, Parent or the Purchaser or any of their respective subsidiaries or affiliates any damages that are material in relation to the Company and the Company Subsidiaries (as defined in the Merger Agreement) taken as whole,
    (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries;

        (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer, the Merger or any other Transaction, in either such case by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

        (c) since the date of execution of the Merger Agreement, there shall have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement), other than any event, change, effect or development to the extent attributable to (i) the economy or the securities markets in general, (ii) the Merger Agreement or the transactions contemplated hereby or the announcement thereof or
    (iii) the Company's industry in general, and not specifically relating to the Company or the Company Subsidiaries;

        (d)(i) it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
    Act) of more than 35% of the outstanding Shares has been acquired by another person or (ii)(A) the Company or any of its directors or officers shall have breached Section 5.02 of the Merger Agreement (other than an immaterial breach), (B) the Board shall have withdrawn or modified its approval or recommendation of the Transaction Agreements, the Offer or the Merger,
    (C) the Company or any of its directors or officers shall have made any disclosure to the shareholders of the Company permitted pursuant to
    Section 5.02(d) of the Merger Agreement that has the effect of
    (x) withdrawing, modifying or changing the approval or recommendation of the Board or any committee thereof of the Transaction Agreements, the Offer, the Merger or the other Transactions in a manner adverse to Parent or the Purchaser, (y) approving or recommending to the shareholders of the Company a Company Takeover Proposal or (z) approving or recommending that the shareholders of the Company tender their Shares into any tender offer or exchange offer that is a Company

    Takeover Proposal or is related thereto, or (D) the Board shall have failed to reaffirm publicly and unconditionally its recommendation to the Company's shareholders that they accept the Offer and give the Company Shareholder Approval by midnight, New York City time, on the third business day following Parent's written request to do so (which request may be made at any time that a Company Takeover Proposal is pending), which public reaffirmation must also include the unconditional rejection of such Company Takeover Proposal;

        (e) any representation or warranty of the Company in any Transaction Agreement that is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, as of the date of the Merger Agreement and as of the scheduled or extended expiration of the Offer, except to the extent such representation or warranty expressly relates to an earlier date (in which case on and as of such earlier date);

        (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under any Transaction Agreement; or

        (g) the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, none of the Purchaser, Parent or TBG Holdings is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries), as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser, Parent and TBG Holdings currently contemplate that such approval or action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this
Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v.

MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that make the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain circumstances. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Article 13.03 of the TBCA limits the ability of a Texas corporation to engage in business combinations with "affiliated shareholders" (defined generally as any beneficial owner of 20% or more of the outstanding voting stock of the corporation) for a period of three years from the time such affiliated shareholders became the holders of 20% or more of such Shares unless, among other things, the corporation's board of directors had given its prior approval to either the business combination or the transaction which resulted in the shareholder becoming an "affiliated shareholder". The Board has approved the Merger Agreement and the Shareholder Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Section 13.03 of the TBCA is inapplicable to the Merger.

    Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchaser nor any action taken in connection with the Offer or the Merger is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer or the Merger, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser might not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

ANTITRUST.

    UNITED STATES ANTITRUST LAW. Under the provisions of the HSR applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by the Trust of a Notification and Report Form with respect to the Offer, unless the Trust receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. The Trust has made such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from the Trust concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Trust with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Trust. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or the Trust or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. Based upon a preliminary examination of information provided by the Company relating to the businesses in which the Trust and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

OTHER LAWS.

    EXON-FLORIO ACT. The Exon-Florio Act applies to all acquisitions proposed or pending by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. The Exon-Florio Act empowers the President of the United States to prohibit or suspend mergers, acquisitions or takeovers by or with foreign persons if the President finds, after investigation, credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security.

    The President has designated CFIUS as the agency authorized under the Exon-Florio Act to receive notices and other information and to conduct a review process, which consists of a determination whether an investigation should be undertaken and making any such investigation. Any determination by CFIUS that an investigation is called for must be made within thirty days after its acceptance of written notification concerning a proposed transaction. In the event that CFIUS determines to undertake an investigation, such investigation must be completed within forty-five days after such determination. Upon completion or termination of any such investigation, CFIUS must report to the President and present its recommendation. The President then has fifteen days in which to suspend or prohibit the proposed transaction or to seek other appropriate relief. In order for the President to exercise his authority to suspend or prohibit a proposed transaction, the President must make two findings: (i) that there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair national security and (ii) that provisions of law other than the Exon-Florio Act and the International Emergency Economic Powers Act do not in the President's judgment provide adequate and appropriate authority for the President to protect the national security in connection with the acquisition. Such findings are not subject to judicial review. If the President makes such findings, he may take action for such time as he considers appropriate to suspend or prohibit the relevant acquisition. The President may direct the Attorney General to seek appropriate relief, including divestment relief, in the District Courts of the United States in order to implement and enforce the Exon-Florio Act. The Exon-Florio Act does not obligate the parties to a proposed acquisition to notify CFIUS of a proposed transaction. However, if notice of a proposed acquisition is not submitted to CFIUS, then the transaction remains indefinitely subject to review by the President under the Exon-Florio Act, unless it is determined that CFIUS does not have jurisdiction over the transaction.

    The Purchaser and the Company have made a filing under the Exon-Florio Act. There can be no assurance that CFIUS will not determine to conduct an investigation of the proposed acquisition of the Company and, if an investigation is commenced, there can be no assurance regarding the outcome of such investigation. If the results of such investigation are adverse to the Purchaser, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

16. FEES AND EXPENSES

    First Union Securities is acting as Dealer Manager in connection with the Purchaser's acquisition of the Company. First Union Securities will receive customary compensation for its services as Dealer Manager in connection with the Offer. Parent has also agreed to reimburse First Union Securities for its reasonable out-of-pocket expenses related to such services, including the reasonable fees and expenses of its counsel, and to indemnify First Union Securities and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

    The Purchaser has retained D.F. King & Co., Inc., to act as the Information Agent and First Union National Bank to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

    None of the Purchaser, Parent or TBG Holdings will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser, Parent or TBG Holdings becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser reserves the right to amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER, PARENT OR TBG HOLDINGS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser, Parent and TBG Holdings have filed with the SEC a
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed a
Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing such additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the SEC).

                                          SIGNAL ACQUISITION CORPORATION

November 18, 1999

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                     TBG HOLDINGS, PARENT AND THE PURCHASER

MEMBERS OF THE SUPERVISORY BOARD AND EXECUTIVE OFFICERS OF TBG HOLDINGS NV

    The following table sets forth the name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers and members of the Supervisory Board of TBG Holdings NV.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME, TITLE AND BUSINESS ADDRESS         CITIZENSHIP  FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------         -----------  ----------------------------------------------
Georg Heinrich Thyssen-Bornemisza        Switzerland  Mr. Thyssen-Bornemisza is Chairman and Chief
Chairman, Chief Executive Officer and                 Executive Officer of TBG Holdings N.V.
  Member of Supervisory Board
c/o TBG Management SAM
29, Bd. Princesse Charlotte
B.P. 89
MC 98007 MONACO CEDEX

Michael von Staudt                       Germany      Mr. von Staudt is Executive Vice President of
Executive Vice President                              TBG Holdings N.V. Prior to 1997, he was
c/o TBG Management SAM                                Managing Director of Bayerische Vereinsbank
29, Bd. Princesse Charlotte                           AG.
B.P. 89
MC 98007 MONACO CEDEX

Peter H. Frank                           United       Mr. Frank is Senior Vice President and
Senior Vice President and Corporate      Kingdom      Corporate Secretary of TBG Holdings N.V.
  Secretary
c/o TBG Management SAM
29, Bd. Princesse Charlotte
B.P. 89
MC 98007 MONACO CEDEX

Johannes A.M. Vijverberg                 Holland      Mr. Vijverberg is Senior Vice President of TBG
Senior Vice President                                 Holdings N.V.
c/o TBG Management SAM
29, Bd. Princesse Charlotte
B.P. 89
MC 98007 MONACO CEDEX

C. Michael Armstrong                     United       Mr. Armstrong is Chairman and Chief Executive
Member of Supervisory Board              States       Officer of AT&T Corp. Prior to January of
c/o AT&T Corp.                                        1998, he was Chairman and Chief Executive
295 North Maple Avenue                                Officer of Hughes Electronics Corporation.
Basking Ridge, New Jersey 07920

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME, TITLE AND BUSINESS ADDRESS         CITIZENSHIP  FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------         -----------  ----------------------------------------------
Roger J. Holtback                        Sweden       Mr. Holtback is President and Chief Executive
Member of Supervisory Board                           Officer of Investment AB Bure.
c/o Investment AB Bure
Massans Gata 8
40229 GOTEBORG
Sweden

Hans-Joerg Rudloff                       Germany      Mr. Rudloff is Chairman of the Executive
Member of Supervisory Board                           Committee of Barclays Capital. Prior to May
c/o Barclays Capital                                  1998, he was President of MC Securities
5, The North Colonnade                                Limited.
Canary Wharf, London E14 4BB
England

Gerhard Schulmeyer                       Germany      Mr. Schulmeyer is President and Chief
Member of Supervisory Board                           Executive Officer of Siemens Corporation.
c/o Siemens Corporation                               Prior to January of 1999, he was President and
1301 Avenue of the Americas                           Chief Executive Officer of Siemens Nixdorf
New York, NY 10019                                    Informationssyteme AG.

Jerre L. Stead                           United       Mr. Stead is Chairman and Chief Executive
Member of Supervisory Board              States       Officer of Ingram Micro Inc. Prior to August
c/o Ingram Micro Inc.                                 1996, he was Chairman of Legent Corporation.
1600 East St. Andrew Place
P.O. Box 25125
Santa Ana, CA 92799-5125

Heinrich Weiss                           Germany      Mr. Weiss is President and Chief Executive
Member of Supervisory Board                           Officer of SMS Aktiengesellschaft
c/o SMS Aktiengesellschaft
Eduard-Schloemann Strasse 4
D-40237 DUSSELDORF
Postfach 23 03 29, D-40088 Dusseldorf
Germany

DIRECTORS AND EXECUTIVE OFFICERS OF TRIPOINT GLOBAL COMMUNICATIONS, INC.

    The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of TriPoint Global Communications, Inc. All the directors and officers listed below are citizens of the United States.

NAME AND TITLE                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
--------------                           ---------------------------------------------------------------------------
Jack Haegele,                            Mr. Haegele has been Chairman and Chief Executive Officer of TBG Industries
Chief Executive Officer and Director     Inc., the majority shareholder of Parent, since 1997. He was President and
                                         Chief Operating Officer of TBG Holdings NV from 1992 to 1997.

Stephen Green,                           Mr. Green has been Vice President and General Counsel of TBG Services Inc.,
Vice President and Director              an affiliate of Parent, since 1997. Prior to 1997, he was Assistant General
                                         Counsel with TBG Services Inc. and affiliated companies.

Donald Hofmann,                          Mr. Hofmann has been a General Partner of Chase Capital Partners since
Director                                 1992. Chase Capital Partners is an affiliate of Chase Manhattan Bank and is a minority shareholder of Parent.

Robert B. Levine,                        Mr. Levine is Vice President-Taxes of TBG Services Inc., an affiliate of
Vice President                           Parent.

The business address for Messrs. Haegele, Green and Levine is 565 5th Avenue, 17th Floor, New York, New York 10017.

The business address for Mr. Hofmann is 380 Madison Avenue, 12th Floor, New York, New York 10017.

DIRECTORS AND EXECUTIVE OFFICERS OF SIGNAL ACQUISITION CORPORATION

    The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Signal Acquisition Corporation. All the directors and officers listed below are citizens of the United States.

NAME AND TITLE                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
--------------                           ---------------------------------------------------------------------------
Jack Haegele,                            Mr. Haegele is the Chief Executive Officer and a Director of Parent. He has
Chief Executive Officer and Director     been Chairman and Chief Executive Officer of TBG Industries Inc., the
                                         majority shareholder of Parent, since 1997. He was President and Chief
                                         Operating Officer of TBG Holdings NV from 1992 to 1997.

Stephen Green,                           Mr. Green is a Vice President and a Director of Parent. He has been Vice
Vice President, Treasurer, Secretary     President and General Counsel of TBG Services Inc., an affiliate of Parent,
  and Director                           since 1997. Prior to 1997, he was Assistant General Counsel with TBG
                                         Services Inc. and affiliated companies.

The business address for Messrs. Haegele and Green is 565 5th Avenue, 17th Floor, New York, New York 10017.

    Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                           FIRST UNION NATIONAL BANK

            BY OVERNIGHT COURIER:                        BY MAIL OR HAND DELIVERY:
 Corporate Trust--Reorganization Department     Corporate Trust--Reorganization Department
      1525 West W.T. Harris Blvd., 3C3               1525 West W.T. Harris Blvd., 3C3
    Charlotte, North Carolina 28262-1153           Charlotte, North Carolina 28288-1153

                           BY FACSIMILE TRANSMISSION:
                        (FOR ELIGIBLE INSTITUTIONS ONLY)

                                 (704) 590-7628

                  FOR CONFIRMATION OF FACSIMILE TRANSMISSIONS:

                                 (704) 590-7400

                                FOR INFORMATION:
                                 (800) 829-8432

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                77 Water Street
                         New York, New York 10005-4495
                 Banks and Brokers Call Collect: (212) 269-5550
                   ALL OTHERS CALL TOLL-FREE: (800) 488-8095

                      THE DEALER MANAGER FOR THE OFFER IS:

                          FIRST UNION SECURITIES, INC.

                         901 E. Byrd Street, 3rd Floor
                            Richmond, Virginia 23219
                         CALL TOLL FREE: (800) 532-2916